Exhibit 99.2

Third Quarter 2017 Earnings Management Commentary

November 2, 2017

Beginning with Trinseo’s Third Quarter 2017 financial results, the Company will distribute prepared, management explanatory comments on its financial results, along with a press release and presentation slides, at close of market the day prior to its quarterly financial results conference call for investor review. These will be posted on the Company’s Investor Relations website and by means of a Form 8-K filing with the Securities and Exchange Commission.

Trinseo’s earnings call on Friday, November 3 will focus predominantly on responding to questions.

Trinseo had very strong third quarter operational results, including net income of $33 million and adjusted EBITDA of $166 million. Timing impacts in the quarter were an unfavorable $24 million, on a pre-tax basis.

In Latex Binders, we continue to see stronger results driven by our diversified chemistries and cost actions, as well as improved market conditions in Asia, which represents about 30% of our volume.

Synthetic Rubber’s result was impacted by customer destocking and rapidly falling butadiene prices in the first half of the quarter, which led to negative timing impacts of $25 million. This destocking in the third quarter has not persisted into the fourth quarter, as we saw stronger order patterns in October.

In Performance Plastics, after a relatively weaker second quarter, margins rebounded in the third quarter as raw materials moderated and as we implemented pricing actions. Strong volumes in the consumer electronics and lighting markets offset seasonally lower automotive demand.

Basic Plastics performed better than expected due mainly to tight polycarbonate and ABS markets. In Feedstocks, styrene margin in September increased significantly due to several unplanned industry outages, including production and logistical issues related to Hurricane Harvey. These factors resulted in about $30 million of additional Adjusted EBITDA in Feedstocks during the quarter in comparison to the prior outlook. As we said in our earnings pre-announcement on October 12, about $15 million of this $30 million was from increases in styrene margin directly attributable to Hurricane Harvey. Styrene margins were strong for our joint venture, Americas Styrenics, as well.

Cash provided by operating activities for the quarter was $158 million and capital expenditures were $34 million, resulting in Free Cash Flow for the quarter of $124 million. Third quarter cash from operations and Free Cash Flow included a favorable impact of approximately $50 million from lower working capital primarily from decreasing raw material prices.

At the end of the quarter, the Company had $319 million of cash inclusive of the third quarter expenditures of $80 million for the purchase of API Plastics, $9 million of share repurchases, and approximately $130 million spent on the debt refinancing.  This $130 million consisted of $53 million of call premium, $36 million for debt reduction, $23 million of fees and expenses, and $18 million of accrued interest.

The third quarter GAAP effective tax rate of 20% was below the level of the prior quarter due to a favorable mix of profitability in lower taxed jurisdictions.

Looking at the fourth quarter for European styrene monomer margin over raw materials, October declined from September as offline capacity began to come back online. We expect this shift to continue through the quarter, and overall expect margins to be, on average, $110 per ton lower than they were in the third quarter.

In total for Trinseo, we expect fourth quarter net income of $68 million to $77 million and Adjusted EBITDA of $130 million to $140 million. This outlook assumes minimal impact from net timing.

For full year 2017 we expect net income of $280 million to $288 million and Adjusted EBITDA of $605 million to $615 million. This outlook includes about $25 million of pre-tax unfavorable net timing.

For 2018, we expect net income of $343 million to $367 million and Adjusted EBITDA of $620 million to $650 million.  There were several events in 2017 that affected operating results including net timing impacts and raw material tailwinds in Latex Binders. In addition, we estimate a positive 2017 impact of approximately $30 million to the Feedstocks segment from unplanned styrene outages. Our outlook for 2018 assumes that these events do not reoccur. In addition, it includes approximately $35 million of our targeted $100 million of Performance Materials growth initiatives.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income and liquidity excluding certain GAAP items (“non-GAAP measures”), such as Adjusted EBITDA, Adjusted EPS, and Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period.  These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Form 8-K filing for this commentary in Exhibit 99.1-Press Release, dated November 2, 2017.

Note on Forward-Looking Statements

This commentary may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “outlook,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this commentary may include, without limitation, forecasts of growth, net sales, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this commentary. Such factors include, among others: conditions in the global economy and capital markets, volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of styrene-based chemical products; compliance with environmental, health and safety laws; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; the loss of customers; the market price of the Company’s ordinary shares prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; and the Company’s cash flows from operations. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this commentary. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.